Exhibit a.15

THE MANAGERS FUNDS

AMENDMENT NO. 10 [sic] TO THE DECLARATION OF TRUST

June 5, 2006

The undersigned, being the Secretary of The Managers Funds (the “Trust”), a Massachusetts business trust, does hereby certify that pursuant to Section 5.12 of the Trust’s Declaration of Trust, dated November 23, 1987, as amended to date (the “Declaration of Trust”), the following resolutions were adopted by a majority of the Trustees of the Trust taken at a meeting of the Trustees held on May 20, 2006:

RESOLVED:	That, pursuant to Section 5.12 of the Declaration of Trust, the class of shares of beneficial interest of the Managers Special Equity Fund and the Managers International Equity Fund (each a “Fund”) designated as “I Shares” be redesignated as “Institutional Class” shares, and the class of shares of each Fund with no normal designation be designated as “Managers Class” shares.

RESOLVED:	That the officers of the Trust, and each of them acting singly, be authorized and directed to prepare and file with the Secretary of the Commonwealth of Massachusetts and other applicable authorities an amendment to the Declaration of Trust described in the preceding resolution.

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IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Christine C. Carsman
Christine C. Carsman Secretary